SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cedar Fair, L.P.
(Name of Issuer)

Depositary Units
(Title of Class of Securities)

150185106
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 16 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 150185106	13G/A	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON CPREF AIV I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 842,016
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 842,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 842,016
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 842,016
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 842,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 842,016
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON CPREF Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 842,016
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 842,016
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 842,016
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G/A	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON CPREF II AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,558,473
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,558,473
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,558,473
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,558,473
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,558,473
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,558,473
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON CPREF II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,558,473
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,558,473
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,558,473
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G/A	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Fund SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 38,513
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 38,513
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,513
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON Centerbridge Partners Real Estate Fund SBS II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 10,829
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 10,829
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,829
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 150185106	13G/A	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON CCP SBS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 49,342
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 49,342
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,342
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 150185106	13G/A	Page 11 of 16 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,449,831
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,449,831
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,449,831
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 150185106	13G/A	Page 12 of 16 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Cedar Fair, L.P. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at One Cedar Point Drive, Sandusky, Ohio 44870-5259.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	CPREF AIV I, L.P., a Delaware limited partnership ("CPREFAIV"), with respect to the Depositary Units beneficially owned by it;
(ii)	Centerbridge Partners Real Estate Associates, L.P., a Delaware limited partnership ("CPRE"), as general partner of CPREFAIV, with respect to the Depositary Units beneficially owned by CPREFAIV;
(iii)	CPREF Cayman GP Ltd., a Cayman Islands exempted company (“CPREGP”), as general partner of CPRE, with respect to the Depositary Units beneficially owned by CPREFAIV;
(iv)	CPREF II AIV III, L.P., a Delaware limited partnership ("CPREFIIAIV"), with respect to the Depositary Units beneficially owned by it;
(v)	Centerbridge Partners Real Estate Associates II, L.P., a Delaware limited partnership ("CPREII"), as general partner of CPREFIIAIV, with respect to the Depositary Units beneficially owned by CPREFIIAIV;
(vi)	CPREF II Cayman GP Ltd., a Cayman Islands exempted company (“CPREIIGP”), as general partner of CPREII, with respect to the Depositary Units beneficially owned by CPREFIIAIV;
(vii)	Centerbridge Partners Real Estate Fund SBS, L.P., a Delaware limited partnership ("CPRESBS"), with respect to the Depositary Units beneficially owned by it;
(viii)	Centerbridge Partners Real Estate Fund SBS II, L.P., a Delaware limited partnership ("CPRESBSII"), with respect to the Depositary Units beneficially owned by it;
(ix)	CCP SBS GP, LLC, a Delaware limited liability company ("CCPSBS"), as general partner of CPRESBS and CPRESBSII, with respect to the Depositary Units beneficially owned by CPRESBS and CPRESBSII;
(x)	Jeffrey H. Aronson ("Mr. Aronson"), indirectly, through various intermediate entities controls each of CPREFAIV, CPREFIIAIV, CPRESBS and CPRESBSII (collectively, the "Centerbridge Funds"), with respect to the Depositary Units beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 11th Floor, New York, NY 10152.

CUSIP No. 150185106	13G/A	Page 13 of 16 Pages

Item 2(c).	CITIZENSHIP

CPREFAIV, CPRE, CPREFIIAIV, CPREII, CPRESBS and CPRESBSII are limited partnerships organized under the laws of the State of Delaware. CPREGP and CPREIIGP are exempted companies organized under the laws of the Cayman Islands. CCPSBS is a limited liability company organized under the laws of the State of Delaware. Mr. Aronson is a citizen of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Depositary Units

Item 2(e).	CUSIP NUMBER

150185106

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ______________________________

CUSIP No. 150185106	13G/A	Page 14 of 16 Pages

Item 4.	OWNERSHIP

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover pages of the Reporting Persons and is incorporated herein by reference.

The percentage used herein are calculated based upon 54,382,518 Depositary Units outstanding as of October 28, 2022, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 25, 2022 filed with the Securities and Exchange Commission on November 2, 2022.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each Reporting Person hereby makes the following certification:

By signing below the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 150185106	13G/A	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 24, 2023

CPREF AIV I, L.P.

By: Centerbridge Partners Real Estate Associates, L.P., its general partner

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES, L.P.

By: CPREF Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CPREF II AIV III, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its general partner

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CUSIP No. 150185106	13G/A	Page 16 of 16 Pages

CENTERBRIDGE PARTNERS REAL ESTATE ASSOCIATES II, L.P.

By: CPREF II Cayman GP Ltd., its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CPREF II CAYMAN GP LTD. /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS, L.P. By: CCP SBS GP, LLC, its general partner /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory

CENTERBRIDGE PARTNERS REAL ESTATE FUND SBS II, L.P.

By: CCP SBS GP, LLC, its general partner

/s/ Susanne V. Clark

-------------------------------------

Name: Susanne V. Clark

Title: Authorized Signatory

CCP SBS GP, LLC /s/ Susanne V. Clark ------------------------------------- Name: Susanne V. Clark Title: Authorized Signatory
/s/ Jeffrey H. Aronson ------------------------------- JEFFREY H. ARONSON